Exhibit 23.7

Ausenco Engineering USA South Inc.

595 S. Meyer Ave.

Tucson, AZ 85701

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Ausenco Engineering USA South Inc.(“Ausenco”), in connection with the filing of Hycroft Mining Holding Corporation’s registration statement on Form S-3 (Registration No. 333-257567), including the Current Report on Form 8-K to be filed on or about March 14, 2022 (collectively, the “Registration Statement”), consents to:

•	the filing and use of the technical report summary titled “Technical Report Summary of Initial Assessment on the Hycroft Mine, Nevada, United States of America” (the “Technical Report”), with an effective date of February 17, 2022, as an exhibit to and referenced in the Registration Statement;

•	the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report; and

•	the information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement.

Ausenco is responsible for authoring, and this consent pertains to, the following Sections of the Technical Report: 1.1, 1.2, 1.3, 1.5, 1.8, 1.10, 1.11, 2, 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 3.8, 4, 5, 10, 21, 23.1, 23.3 and portions of 22, 24 and 25.

March 14, 2022

/s/ Jim Norine
Signature of Authorized Person for
Ausenco Engineering USA South Inc.

Jim Norine – Director, M&M
Print name of Authorized Person for
Ausenco Engineering USA South Inc.